EXHIBIT 23. 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.              (Form S-3) (filed on April 21, 2008), Registration Statement No. 333-124470 (Form S-8) and Registration Statement No. 133-139903 (Form S-3) of Minrad International, Inc. and Subsidiaries of our report, dated March 31, 2008 on the consolidated financial statements as of and for the year ended December 31, 2007, appearing in this Annual Report on Form 10-KSB/A of Minrad International, Inc. and Subsidiaries for the year ended December 31, 2007.

/s/ Freed Maxick & Battaglia, CPAs, PC
Buffalo, New York
April 21, 2008